UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2012 (February 1, 2012)

WesBanco, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bank Plaza, Wheeling, WV		26003
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (304) 234-9000

Former name or former address, if changed since last report Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)       On February 1, 2012, Mr. James C. Gardill, Chairman of the WesBanco, Inc. (the “Company”) Board of Directors (the “Board”), received a letter from independent director, Mr. Donald P. Wood, dated February 1, 2012, in which Mr. Wood informed the Board that he was tendering his resignation as a member of the Board effective immediately. As a result, Mr. Wood would also cease to be a member of the Company’s Audit Committee effective from the date of his resignation.

Mr. Wood’s letter states that his decision to resign was due to his “dissatisfaction with the leadership style and management decisions of the current Chairman.” The Company’s Executive Committee and Nominating Committee have been aware of issues with Mr. Wood for several months. Due to these issues, on the same day Mr. Wood tendered his resignation letter and without knowledge of his resignation, the Nominating Committee independently and unanimously decided not to nominate Mr. Wood for re-election to the Board when his term expired at the upcoming April 18, 2012 Annual Meeting of Stockholders. A copy of Mr. Wood’s letter is attached as Exhibit 17.1 to this Current Report on Form 8-K and incorporated herein by reference.

In accordance with the requirements of Item 5.02 of Form 8-K, the Company has provided Mr. Wood a copy of the disclosures it is making in this Item 5.02 report no later than the day of filing this Form 8-K with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 17.1 -	Letter from Donald P. Wood resigning from the WesBanco, Inc. Board of Directors, dated February 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: February 6, 2012	/s/ Robert H. Young
Robert H. Young
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

17.1	Letter from Donald P. Wood resigning from the WesBanco, Inc. Board of Directors, dated February 1, 2012.